UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934




                             GRAND COURT LIFESTYLES, INC.
          -----------------------------------------------------------------
                                   (Name of Issuer)

                        COMMON STOCK, PAR VALUE $.01 PER SHARE
          -----------------------------------------------------------------
                            (Title of Class of Securities)

                                     385379 10  2
          -----------------------------------------------------------------
                                    (CUSIP Number)

                                    JUNE 16, 1999
          -----------------------------------------------------------------
               (Date of Event Which Requires Filing of this Statement)


          Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               [ ]  Rule 13d-1(b)

               [X]  Rule 13d-1(c)

               [ ]  Rule 13d-1(d)




          ----------------------

               The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

               The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

           [ CUSIP No. 385379 10  2]



            1   NAME OF REPORTING PERSON
                I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                       George E. Batchelor
          --------------------------------------------------------------------
            2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [ ]
                                                                   (b) [ ]
          --------------------------------------------------------------------

            3   SEC USE ONLY

          --------------------------------------------------------------------
            4   CITIZENSHIP OR PLACE OF ORGANIZATION

                      U.S.A.
          --------------------------------------------------------------------
             NUMBER OF     5   SOLE VOTING POWER
              SHARES
           BENEFICIALLY                    1,200,000
             OWNED BY      ---------------------------------------------------
              EACH         6   SHARED VOTING POWER
             REPORTING
          PERSON WITH                      -0-
                           ---------------------------------------------------
                           7   SOLE DISPOSITIVE POWER

                                           1,200,000
                           ---------------------------------------------------
                           8   SHARED DISPOSITIVE POWER

                                           -0-
          --------------------------------------------------------------------
            9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                PERSON

                                 1,200,000 shares
          --------------------------------------------------------------------
           10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                CERTAIN SHARES                                         [X]
          --------------------------------------------------------------------
           11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                       6.79%
          --------------------------------------------------------------------
           12   TYPE OF REPORTING PERSON

                       IN
          --------------------------------------------------------------------

                                     SCHEDULE 13G
                                     ------------


          ITEM 1(A).          NAME OF ISSUER:
                              ---------------

               Grand Court Lifestyles, Inc.

          ITEM 1(B).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE
                              ---------------------------------------
                              OFFICES:
                              --------

               Suite 350
               2650 North Military Trail
               Boca Raton, Florida 33431

          ITEM 2(A).          NAME OF PERSON FILING:
                              ---------------------

               George E. Batchelor

          ITEM 2(B).          ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                              ------------------------------------

               P.O. Box 523223
               Miami, Florida 33152

          ITEM 2(C).          CITIZENSHIP:
                              ------------

               U.S.A.

          ITEM 2(D).          TITLE OF CLASS OF SECURITIES:
                              ----------------------------
               Common Stock, par value $.01 per share


          ITEM 2(E).          CUSIP NUMBER:
                              ------------

               385379 10 2


          ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO
                    --------------------------------------
                    (Sections)240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK
                    ----------------------------------------------------
                    WHETHER THE PERSON FILING IS A:
                    -------------------------------

               (a)  [ ]  Broker or dealer registered under section 15 of
                         the Act (15 U.S.C. 78o).
               (b)  [ ]  Bank is defined in section 3(a)(6) of the Act (15
                         U.S.C. 78c).
               (c)  [ ]  Insurance company as defined in section 3(a)(19)
                         of the Act (15 U.S.C. 78c).
               (d)  [ ]  Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C.
                         80a-8).
               (e)  [ ]  An investment adviser in accordance with
                         (Section)240.13d-1(b)(1)(ii)(E);
               (f)  [ ]  An employee benefit plan or endowment fund in
                         accordance with (Section)240.13d-1(b)(1)(ii)(F);
               (g)  [ ]  A parent holding company or control person in
                         accordance with (Section)240.13d-1(b)(1)(ii)(G);
               (h)  [ ]  A savings association as defined in section 3(b)
                         of the Federal Deposit Insurance Act (12 U.S.C.
                         1813);
               (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-
                         3);
               (j)  [ ]  Group, in accordance with (Section)240.13d-
                         1(b)(1)(ii)(J).

               If this statement is filed pursuant to (Section) 240.13d-1(c), check this box [x]

          ITEM 4.        OWNERSHIP.
                         ---------

               Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                    (a)  Amount beneficially owned:

                    (b)  Percent of class:  6.79%

                    (c)  Number of shares as to which such person has:
                         1,200,000

                         (i)   Sole power to vote or direct the vote
                               1,200,000

                         (ii)  Shared power to vote or direct the vote  -
                               0-

                         (iii) Sole power to dispose or direct the
                               disposition of 1,200,000

                         (iv)  Shared power to dispose or direct the
                               disposition of  -0- shares.


          ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                         --------------------------------------------

                  N/A

          ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                         -------------------------------------------------
                         ANOTHER PERSON.
                         --------------

                  None.


          ITEM 7.        IDENTIFICATION AND CLASSIFICATION OF THE
                         ----------------------------------------
                         SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
                         --------------------------------------------
                         REPORTED ON BY THE PARENT HOLDING COMPANY.
                         -----------------------------------------

               N/A


          ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                         ------------------------------------------------
                         THE GROUP.
                         --------

               N/A


          ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.
                         ------------------------------

               N/A

          ITEM 10.       CERTIFICATION.
                         -------------


               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                      SIGNATURE
                                      ---------


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and accurate.



          Dated:  June 25, 1999

                                        /s/George Batchelor
                                        -----------------------------------
                                        George Batchelor


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